Exhibit 10(w)

From:	David Rayburn	Date:	May 9, 2005

To:	(Individuals named - Officers and key executives)	Subject:	Executive Compensation

Modine is making changes to its executive compensation program for Fiscal 05/06. As a part of the communication of these changes, I want to review with you Modine’s executive compensation philosophy, the structure of our plans and the reasons for the changes occurring this year.

Modine’s executive compensation plan is designed so that our total compensation exceeds the market when our performance targets are exceeded. The plan provides competitive compensation when target goals for cash and stock incentive plans are achieved.

Our executive compensation plan consists of many components including base pay, cash bonus, and stock incentives. You will find these components in the executive programs of our peers and industry in general. The goals we establish within our program, though, are tailored to Modine’s culture and operational challenges.

The following are all parts of the executive compensation package:

Base Salary. We target median or “market” base pay which is the median base salary for like positions based on broad industry surveys. Superior performance is recognized through above market merit increases. A competitive base salary target is part of all salaried employees’ compensation.

Modine Management Incentive Plan (MIP). The Management Incentive Plan is our annual cash bonus plan. One corporate financial measure is used for all participants. Using one measure fosters cooperation among our divisions and plants and keeps managers focused on the performance of the corporation overall.

The plan has a short term focus (one year) and is based on the fiscal results of the company using the Return on Assets Employed (ROAE) measure. We moved to this measure from a Return on Equity measure several years ago when we first focused on Value Based Management. ROAE drives performance by focusing the organization on asset utilization, working capital management and earnings improvement.

The plan originally only included top level managers that directly impacted company performance. We expanded this plan in the United States a few years ago to include many of our middle managers and plant management staff since they influence performance through their actions and decisions. We also use this plan globally. The top management in Europe and Asia participate in the Plan.

Long Term Incentive Plan: Long Term Incentive Plans are used to attract, retain and motivate key employees that directly impact the performance of the company. These plans are intended to reward performance over a period greater than one year. These plans are typically stock based plans so that stock price directly impacts the amount of compensation the executive receives.

Fiscal 05/06 Executive Long Term Incentive Plan

There are two levels of Long Term Incentive Plan participation. Top managers are eligible to participate in the Stock Option component of the program. Officers and key executives participate in the Stock Option component, Retention Restricted Stock component and the Performance Stock component of the Plan.

Top Managers Plan

The plan for top managers will remain the same as last year. Stock options for this group will continue to be granted based on the competitive Long Term Incentive value for the position (for example an operations manager will receive a greater number than a plant manager) and the stock price at the time of grant.

Officers and Key Executives Plan

The Long Term Incentive Plan for Officers and Key Executives is being changed for 05/06.
In prior years the number of options and restricted stock awards available for grant were fixed or pre-determined based on position. This methodology, while providing consistency from year to year, did not reflect current competitive practice or account for the changes in stock price.

Going forward, target annual Long Term Incentive (LTI) grants for each eligible position will be determined based on the competitive market value of LTI for the position. This value is determined by market surveys that look at competitive practice for like positions across a broad spectrum of industries. Target LTI will be a dollar value expressed as a percent of base salary.

The 05/06 Plan will have three components:

Stock options - performance focused, wealth is created by the appreciation of Modine stock over time. Stock options may be exercised within a 10 year period after grant. Options will continue to be granted in January.

Retention Restricted Stock Awards - retention focused. A portion of the award vests each year. In 05/06 we are reducing the vesting period for future awards from five years to four years. Retention Restricted Stock awards will continue to be granted in January.

Performance stock awards - performance focused. Awards will be earned based on the attainment of corporate financial goals over a three year period and will be granted after the end of the performance period. The performance goals are discussed later in this letter.

The grant value for each component of Long Term Incentive plan is determined based on a percentage of your Target $LTI:

Stock Options   = 20% of your Target $LTI
Restricted Stock   = 20% of your Target $LTI
Target Performance Shares  = 60% of your Target $LTI

The grants will be calculated using the closing stock price on May 12th for Performance Shares and the Compensation Committee meeting date in January for Stock Options and Retention Restricted Stock Awards. The Performance shares are 60% of $LTI at target performance. Actual performance shares will be granted based on achievement relative to the target goals.

As you can see from the allocation between LTI components, we are continuing to move more of our Long Term Incentives to performance awards.

The Performance share element of the plan is being changed this year. In prior years restricted stock was earned based on achievement of the annual Earnings Per Share goal which, like our bonus goal, has a one year focus. Contemporary Long Term Incentive plans are expanding the time horizon for performance based plans.

Under the new plan performance shares are earned based on performance over a three year period. Once earned, they are fully vested and will be granted immediately. Like prior years, the award amounts will vary based on performance. There will be a threshold, target and maximum performance share award. The maximum has been increased this year from 150% of target awards to 175% of target awards.

Two measures will be used to determine the award of performance shares - an Earnings Per Share (EPS) measure and a Total Shareholder Return (TSR) measure. These two measures gauge performance relative to other large companies and focus management on driving differentiation in Modine’s earnings and stock performance. The EPS goal is measured on a three year period, which ensures that we make decisions with the intermediate term in mind; vs. trying to maximize a given year’s performance to the detriment of future periods. Relative shareholder return ensures that the quality of our decisions (capital, commercial, EH &S, governance, etc.) are all made to drive differentiated stock performance.

Achievement and payout for each measure will be calculated and paid out independently of the other measure. EPS achievement is weighted at 60% of the target performance shares and TSR is weighted at 40% of the target performance shares.

The EPS achievement is based on cumulative three year Earnings Per Share achievement and the target is set at a cumulative EPS that reflects 10% annualized growth during the three year period. The 10% annualized EPS growth goal was set at the average EPS growth of the S&P 500 over a ten year period.

The performance measure for Total Shareholder Return (TSR) is Modine’s performance relative to the performance of the S & P 500 over a three year period. The calculation of TSR includes both the stock price change over the three year period as well as dividends granted during the period.

A new performance period will begin each year so there will be multiple performance share periods, with separate goals, operating simultaneously. Attached is a document that explains the Fiscal 05/06 Long Term Incentive Plan and gives examples of payments.

We are very excited about the opportunity the new Long Term Incentive Plan provides to participants. It provides market competitive long term incentive compensation at target performance. Superior performance that results in value creation for our shareholders increases our rewards under this plan.

If you have any questions about the new Long Term Incentive Plan please contact me or Roger.

Modine Long Term Incentive Plan
For Officers and Key Executives
05/06

Modine maintains a Long Term Incentive Plan for Modine officers and certain key executives. The Long Term Incentive Plan and its administration are governed by the Officer Nomination and Compensation Committee.

Long Term Incentive - Target Payments

Target annual Long Term Incentive (LTI) grants for each eligible position will be determined based on the competitive market value of LTI for the position. Target LTI will be a dollar value expressed as a percent of base salary.

Long Term Incentive - Plan Components

The Plan has three components: stock options, retention restricted stock awards and performance stock awards. Each component will represent a proportion of the total Target LTI value ($LTI.)

Stock Options     = 20% of Target $LTI
Retention Restricted Stock   = 20% of Target $LTI
Target Performance Shares   = 60% of Target $LTI.

Stock Options

Stock Options will be granted in January. Stock Options will vest immediately once the participant has one year of service with the company.

Black Scholes methodology, a widely used methodology for calculating the expected value of a stock option, is used to determine the number of stock options awarded.

The number of Stock Option shares will be calculated using the stock price and the then current Black Scholes factor (.3174 for 05/06) to reflect the current value of an option. The calculation is as follows:

(Target $LTI X 20%) / (Stock price X .3174)

Retention Restricted Stock Awards

Retention Restricted Stock Awards will be granted in January. Retention Restricted Stock will vest at a rate of 25% a year beginning at the end of year one.

The number of Restricted Stock shares will be calculated using the stock price and a risk of forfeiture adjustment of .9293 to reflect four year vesting.

The forfeiture adjustment increases the number of awards slightly and is made because these awards are part of current compensation but are not paid out until future years. Should you leave the company under certain circumstances unvested awards will be forfeited. This adjustment provides some additional compensation to participants in recognition of that risk. The calculation is as follows:

Target $LTI X 20% / (Stock price X .9293)

Performance Shares

The Performance Shares will be based on a three year performance period and will be earned at the conclusion of the performance period with no vesting restrictions.

The number of Performance shares at target performance will be calculated using the stock price and a risk of forfeiture adjustment of .9151 for a three year performance period.

The forfeiture adjustment increases the number of awards slightly and is made because these awards are part of current compensation but are not paid out until future years. Should you leave the company under certain circumstances during the performance period the awards will be forfeited or pro-rated. This adjustment provides some additional compensation to participants in recognition of that risk. The calculation is as follows:

The calculation is as follows:

Target $LTI X 60% / (Stock price X .9151) = Target Performance Shares

Please see attachments I and II for graphs of the Long Term Incentive Plan components and vesting periods. An example of the allocation of shares between the Long Term Incentive Plan components is shown on Attachment III

Performance Share Plan:

Performance shares are earned based on performance over a three year period. Once earned, they are fully vested.

Two measures will be used to determine the award of performance shares - an Earnings Per Share (EPS) measure and a Total Shareholder Return (TSR) measure. Achievement and payout for each measure will be calculated and paid out independently of the other measure. EPS achievement is weighted at 60% of the target performance shares and TSR is weighted at 40% of the target performance shares.

There are threshold, target and maximum performance awards as shown below. Once threshold performance is achieved award payout will be interpolated based on achievement of the goal up to the maximum awards:

Performance   EPS      TSR

Threshold  50% of Target Awards  25% of Target Awards
Target   100% of Target Awards  100% of Target Awards
Maximum  175 % of Target Awards  175% of Target Awards

EPS Measure -60% Weighting

The EPS achievement is based on cumulative three year Earnings Per Share achievement and the target is set at a cumulative EPS that reflects 10% year over year growth during the three year period.

Attachment IV shows the threshold, target and maximum goals for the EPS measure for the performance period beginning April 1, 2005.

Total Shareholder Return- 40% Weighting

The performance measure for Total Shareholder Return (TSR) is Modine’s performance relative to the performance of the S & P 500 over a three year period.

The calculation of TSR will consider both the stock price change over the three year period as well as dividends granted during the period.

The performance goals and corresponding payout awards are shown on Attachment V.
Attachment VI shows an example of a payout based on the two performance measures.

Performance Share Periods

The performance cycles for the plan are three year periods. A new performance period will begin each year so there will be multiple performance share periods, with separate goals, operating simultaneously; Attachment VII provides a graphic display of the performance periods.

Plan Provisions - Retirement and Termination

The plan has various provisions for the treatment of performance shares when a participant leaves the company during a performance period. Attachment VIII provides a list of these provisions.